Exhibit (k)

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of the 30th day of July 2010, and effective as of September 1, 2010 (the “Effective Date”), by and between HedgeServ Limited, a Limited Company incorporated in the Republic of Ireland (“HedgeServ”), and [Fund Name] (the “Fund” and, together with HedgeServ, the “Parties”).

W I T N E S S E T H:

WHEREAS, HedgeServ is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment funds; and

WHEREAS, the Fund is in the business of investing in securities and other investments, as is more fully described in the Fund’s currently effective Prospectus (the “Prospectus”), a copy of which has been received and reviewed by HedgeServ; and

WHEREAS, the Fund require fund accounting and certain other fund administration services; and

WHEREAS, the Fund desires to retain HedgeServ to perform the fund accounting and other administration services as described herein, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which HedgeServ will render and implement the services specified herein; and

WHEREAS, Aetos Alternatives Management, LLC acts as the investment manager of the Fund (the “Investment Manager”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Duties of HedgeServ.

(a) From and after the date of this Agreement, HedgeServ agrees to provide to the Fund the services (the “Services”) listed on Exhibit A in connection with the Fund’s business and operations. HedgeServ shall also perform all actions necessary in order to perform the Services in accordance with the terms of this Agreement.

(b) As part of the Services, HedgeServ shall grant to the Fund a limited, personal, non-transferable, non-exclusive, license to (i) use the Software (as defined in Exhibit C), subject to and in accordance with the terms of the license agreement set forth in Exhibit C (the “License Agreement”), and (ii) access and use HedgeServ’s file transfer protocol site (the “FTP Site”), subject to and in accordance with the terms of this Agreement and the License Agreement.

(c) HedgeServ will maintain the books and records created or received by it in the performance of the Services, including electronic books and records. Upon request of the Fund,

HedgeServ shall provide copies of any such books and records to the Fund, including electronically readable electronic or computer disk copies of any such books and records which are kept in such format. The Fund and such persons or entities authorized to act on its behalf (including, without limitation, the Fund’s Auditor) shall have the right to inspect such books and records during HedgeServ’s normal business hours or, upon reasonable notice, at such other times as may be necessary. All such books and records shall be preserved by HedgeServ for a period of at least six (6) years unless they are delivered to duly appointed successors to HedgeServ or to the Fund upon termination of this Agreement. HedgeServ acknowledges that the books and records maintained and preserved by HedgeServ pursuant to this Agreement are the property of the Fund and will be delivered to the Fund (including in electronically readable electronic or computer disk format) promptly upon reasonable request or upon termination of this Agreement.

(d) HedgeServ represents, warrants and undertakes that (i) it has written policies, procedures and internal controls reasonably designed to prevent and detect money laundering (the “Procedures”), (ii) the Procedures include investor information collection and identity verification, ongoing employee training, record keeping and suspicious activity reporting requirements and are designed to adhere to the requirements of United States laws, rules and regulations relating to money laundering, including applicable rules promulgated under the USA PATRIOT Act, as amended from time to time, (iii) it is properly enforcing the Procedures, including in its performance of the Services, and will provide annual re-certification of the same upon request by the Fund, (iv) copies of the relevant investor identification records are kept by it for at least five years after each investor’s relationship with the Fund has ended and will be made available to the Fund and, to the extent required by and permissible under applicable law, governmental authorities having jurisdiction over the Fund, and (v) it intends to update or amend the Procedures as may be necessary in order to comply with all applicable laws, rules and regulations as such are amended or adopted from time to time. HedgeServ will process all subscriptions documents of the Fund in accordance with such Procedures.

Notwithstanding the foregoing, in maintaining the Procedures, the Administrator shall:

(i)	provide the Fund, upon request, written evidence of its suitability to perform the relevant functions on behalf of the Fund;

(ii)	provide identification information obtained and held with respect to the investors to law enforcement authorities, upon lawful request; and

(iii)	provide the Fund or its authorized agents with information which they may reasonably require to satisfy themselves of the reliability of the Administrator’s systems and procedures.

(e) HedgeServ undertakes to comply in all material respects with any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by HedgeServ hereunder.

(f) HedgeServ shall promptly notify the Fund of matters that may materially adversely affect the performance by HedgeServ of the Services.

(g) HedgeServ shall cause each of its employees and agents performing the Services or having access to Confidential Information (as defined below), and each of its subcontractors and consultants who may access Confidential Information to go through background testing effective to comply with all laws and regulations applicable to HedgeServ and the Fund.

2. Duties of the Fund

(a) The Fund shall be responsible for accurately and timely supplying HedgeServ with complete financial and other information in order for HedgeServ to provide the Services.

(b) The Fund shall be responsible for the accurate and timely supply of complete financial information to HedgeServ by any third party retained by the Fund in order for HedgeServ to provide the Services.

(c) The Fund acknowledges that HedgeServ is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

(d) The Fund, and not HedgeServ, shall pay all commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and their agents.

(e) The Fund will provide prompt notice to HedgeServ of any amendments and/or additional supplements to its Prospectus.

(f) The Fund will be entirely responsible for maintaining the confidentiality of the username(s) and password(s) provided to it by HedgeServ for purposes of accessing the FTP Site, shall neither use the FTP Site username(s) and password(s) of another person at any time, nor disclose its FTP Site username(s) and password(s) to any third party, and shall be solely responsible for any and all uses of its FTP Site username(s) and password(s). In addition, the Fund will notify HedgeServ immediately if it suspects any unauthorized use of its FTP Site username(s) and password(s).

3. Compensation.

(a) In consideration of the Services to be rendered to the Fund by HedgeServ under this Agreement, the Fund shall pay HedgeServ a monthly service fee (the “Administrative Services Fee”) as provided on the attached Exhibit B, or otherwise agreed to by HedgeServ and the Fund in writing from time to time. The term “Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with applicable generally accepted accounting principles.

(b) On the fifth business day of each month, HedgeServ shall forward to the Fund an itemized statement setting forth the calculation of the Administrative Services Fee due to HedgeServ in respect of the current month based on the sum of estimated Net Assets of the Fund for the prior month and current month subscriptions less prior month-end redemptions. The Administrative Services Fee will be due and payable by the Fund to HedgeServ within fifteen

(15) business days following receipt of the itemized statement. If the amount of the Administrative Services Fee for any particular month is revised or recalculated either as a result of (i) HedgeServ’s recalculation of “Net Assets” or (ii) correct objections made by the Fund to the applicable itemized statement within fifteen (15) business days of the receipt thereof, the statement for the Administrative Services Fee payable for the then current month shall include appropriate adjustments to reflect the change in the Administrative Services fee for the prior month. If the Fund does not object to an itemized statement within fifteen (15) business days of the receipt thereof, then, absent manifest error, such statement shall be deemed to be conclusively correct as to the Fund, and may only be revised or recalculated as a result of HedgeServ’s recalculation of Net Assets as provided under the foregoing clause (i).

(c) On the first business day of each month, HedgeServ shall forward to the Fund an itemized statement of all out-of-pocket expenses (e.g., market data, travel, phone, postage, faxes, copying etc.) incurred by HedgeServ on behalf of the Fund in respect of the prior month. Out-of-pocket expenses will include any market data license fees for any additional market data that will be required for HedgeServ to provide its services. Unless the Fund objects to the itemized statement within ten (10) business days following receipt thereof, the expenses will be due and payable by the Fund to HedgeServ within three (3) business days following receipt of the itemized statement. If the Fund objects to such statement within a reasonable amount of time after the receipt thereof not to exceed 30 business days, the Parties shall use their best efforts to resolve the disputed amount(s) as soon as possible, and the amounts deemed by the Parties to be correct shall be paid or refunded by the applicable Party.

(d) The fees and other amounts payable by the Fund to HedgeServ under this Agreement do not include any Taxes of any jurisdiction that may be assessed or imposed upon the Services provided by HedgeServ under this Agreement, copies of the Software delivered to the Fund, or the license granted under the License Agreement, or otherwise assessed or imposed in connection with the transactions contemplated by this Agreement, including sales, use, excise, value added, personal property, export, import and withholding taxes, excluding only Taxes based upon HedgeServ’s income. The Fund shall directly pay any such Taxes assessed against it, and the Fund shall promptly reimburse HedgeServ for any such Taxes payable or collectable by HedgeServ. For purposes of this Agreement, “Taxes” mean any applicable taxes, withholding taxes, levies, duties, VAT, transaction fees, currency exchange fees, transfer pricing costs and other similar taxes, assessments, fees or charges imposed by a governmental body but excludes any tax assessed on HedgeServ’s income generally or the Administrative Services Fee specifically.

4. Non-Exclusivity. The Services provided by HedgeServ hereunder are not exclusive. HedgeServ currently renders and may render fund accounting and other fund administration services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Fund.

5. Confidentiality.

(a) HedgeServ agrees to keep confidential all accounting, customer, trading and other information, business records, business practices, financial data, procedures and policies, security protocols, agreements and transactions of or relating to the Fund or any of its affiliates (“Confidential Information”). For the avoidance of doubt, Confidential Information includes information regarding the market positions, trade data, investments, portfolio holdings, trading strategies, and other proprietary and confidential information of the Fund and the Investment Manager and its affiliates. HedgeServ agrees that it shall: (i) maintain the confidentiality of Confidential Information; (ii) appropriately instruct employees and other authorized persons who may be accorded access to Confidential Information by HedgeServ; and (iii) not use or process Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. HedgeServ further represents that each of its employees, directors, consultants and agents is aware of HedgeServ’s obligations pursuant to this Section 5 and is subject to an obligation of confidentiality with respect to the Confidential Information. HedgeServ shall notify the Investment Manager of any unauthorized release or access of such Confidential Information. Notwithstanding the foregoing, HedgeServ may disclose Confidential Information (A) to service providers of HedgeServ (including SunGard Data Systems, Inc.) who have a need to access such information in order to provide services to HedgeServ and who have agreed to confidentiality terms similar to those set forth in this Section 5(a), and (B) in consultation with the Investment Manager to the extent permitted under law, if required or requested to so by any regulatory authority having jurisdiction over the Fund or HedgeServ or if required to do so by judicial or administrative process or by applicable law or regulation.

(b) HedgeServ shall implement and maintain technical, organizational and physical measures intended to protect Confidential Information against anticipated threats or hazards to such information, including accidental or unauthorized disclosure, access, damage, destruction, alteration or loss, and other forms of unlawful processing. Such measures shall be effective to comply with all laws and regulations applicable to the Fund. If HedgeServ becomes aware of any actual or suspected unauthorized use of or access to Confidential Information (an “Incident”), HedgeServ will take appropriate actions to contain and mitigate the Incident, including notification to the Fund as soon as possible, but at most within twenty-four (24) hours of learning of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable the Fund to expeditiously implement its response program. Upon request of the Fund, HedgeServ will cooperate with the Fund to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, the Fund shall make the final decision on whether and how to notify any relevant investors, prospective investors, employees, customers, consumers, the general public and/or other affected persons of any such Incidents, subject to applicable law. If the Fund requests, HedgeServ shall promptly make available to the Fund a senior executive of HedgeServ who is familiar with the circumstances of such violation.

(c) The obligations of the Parties pursuant to this Section 5 shall survive termination of this Agreement and termination of the Fund. The Investment Manager is an intended third party beneficiary of this Section 5.

6. Liability.

(a) HedgeServ shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that HedgeServ shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund (including attorney’s fees and disbursements) unless caused by its own fraud, willful default, Gross Negligence or Willful Misconduct or that of its agents, employees or Subcontractors (as defined below). HedgeServ shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to the Fund, provided that Hedgeserv shall be responsible for the performance of any third parties engaged by Hedgeserv (“Subcontractors”) to perform the Services. Such Subcontractors may be utilized only as specified in Exhibit A or with the consent of the Fund. For purposes of this Agreement, “Gross Negligence” means an act or failure to act which deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof, and “Willful Misconduct” means an intentional act or failure to act with intentional disregard of the harm that could result thereof.

(b) Without in any way limiting the generality of the foregoing, HedgeServ shall in no event be liable for, nor shall it be considered a breach by HedgeServ of this Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of Services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, change in law or regulation of other governmental action, communications disruption (including the Internet or other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within HedgeServ’s reasonable control (“Force Majeure Events”), except to the extent that HedgeServ shall fail to establish and implement its disaster recovery and business continuity plan and maintain appropriate back-up and disaster recovery facilities as set forth below. HedgeServ represents that it has established and shall maintain a disaster recovery and business continuity plan and appropriate back-up and disaster recovery facilities. In the event of a Force Majeure Event, HedgeServ shall implement its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

(c) HEDGESERV SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF HEDGESERV HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

(d) HedgeServ is authorized and instructed to rely upon the information it receives from the Fund or any third party agent authorized by the Fund to provide such information to HedgeServ. The Fund and any third party agents from which HedgeServ shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. HedgeServ has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of HedgeServ’s reliance on and utilization of such information. HedgeServ shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party agent to provide it with the information required.

(e) HedgeServ shall have no liability and shall be kept indemnified by the Fund against any loss, liability, claim or expense resulting from the offer or sale of shares in violation of any requirement under any applicable securities laws or regulations including, but not limited to, the laws of the United States, except that Hedgeserv shall be liable and shall not be kept indemnified for failure to provide the Services outlined in Exhibit A with respect to the registration or qualification of Fund Interests with appropriate state securities authorities.

(f) Except as otherwise expressly agreed to in writing, HedgeServ shall have no obligation to review, monitor or otherwise ensure compliance with applicable securities laws by the Investment Manager and the Fund as well as the investment policies, restrictions or guidelines disclosed in the Fund’s Prospectus

7. Representations and Warranties.

(a) The Fund hereby represents and warrants to HedgeServ as follows:

(i) To its knowledge, the Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii) To its knowledge, the performance of the obligations under this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which any such person is bound or to which any of the property or assets of any such person is subject, or any order, rule, law, regulation, or other legal requirement applicable to any such person or to the property or assets of any such person.

(iii) To its knowledge, the Fund has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets the violation of which would be reasonably likely to materially adversely affect the Fund’s and HedgeServ’s performance of their obligations under this Agreement.

(iv) The Fund is duly organized and validly existing under the laws of the relevant jurisdictions.

(v) To its knowledge, there is no administrative, civil or criminal proceeding pending or threatened against the Fund that is reasonably likely to have a material adverse effect on the Fund’s or HedgeServ’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Fund shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, the Fund shall promptly notify HedgeServ of the occurrence of such event.

(b) HedgeServ hereby represents and warrants to the Fund as follows:

(i) To its knowledge, HedgeServ has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) To its knowledge, the performance of the obligations under this Agreement by HedgeServ will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which HedgeServ is a party or by which it is bound or to which any of the property or assets of HedgeServ is subject, or any order, rule, law, regulation, or other legal requirement applicable to HedgeServ or to the property or assets of HedgeServ.

(iii) To its knowledge, HedgeServ has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect HedgeServ’s performance of its obligations under this Agreement. HedgeServ has completed, obtained and performed all registrations, filings, licenses, approvals, and authorizations, consents or examinations required by any government or governmental authority to which HedgeServ is subject, to perform the activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

(iv) HedgeServ is a limited company duly organized and validly existing under the laws of the Republic of Ireland and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v) To its knowledge, there is no administrative, civil or criminal proceedings pending or threatened against HedgeServ that is reasonably likely to have a material adverse effect on HedgeServ’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time HedgeServ shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, HedgeServ shall promptly notify the Fund of the occurrence of such event.

(c) HEDGESERV MAKES NO REPRESENTATIONS OR WARRANTIES NOR, OTHER THAN AS SET FORTH HEREIN, SHALL HEDGESERV HAVE ANY LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

(d) EXCEPT AS PROVIDED IN THIS AGREEMENT, (I) THE REPRESENTATION AND WARRANTIES MADE BY HEDGESERV IN THIS AGREEMENT, AND THE OBLIGATIONS OF HEDGESERV UNDER THIS AGREEMENT,

RUN ONLY TO THE FUND AND NOT ITS AFFILIATES, THEIR CUSTOMERS OR ANY OTHER PERSONS AND (II) UNDER NO CIRCUMSTANCES SHALL ANY AFFILIATE OR CUSTOMER OF THE FUND OR ANY OTHER PERSON BE CONSIDERED A THIRD PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

8. Indemnification.

(a) The Fund shall indemnify, hold harmless and defend HedgeServ from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by HedgeServ in connection with the performance of its duties for the Fund hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund or any third party agent (other than a Subcontractor) whose data or services HedgeServ must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund; provided, however, that such indemnity shall not apply to any liability or expense resulting from the fraud, willful default, Gross Negligence or Willful Misconduct of HedgeServ or a Subcontractor.

(b) The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain counsel, HedgeServ or any of its affiliated persons named as defendant or defendants in the suit may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel or (ii) HedgeServ shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

(c) The indemnification obligations of this Section 8 shall survive termination of this Agreement.

9. Proper Instructions. The term “Proper Instructions” shall mean instructions received by HedgeServ from the Fund or any person duly authorized by the Fund or the Investment Manager. Such instructions may be in writing signed by the authorized person or may be sent via e-mail or fax or may be by such other means as may be agreed upon from time to time by HedgeServ and the party giving such instructions (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund shall cause its duly authorized representative to certify to HedgeServ in writing the names and specimen signatures of persons authorized to give Proper Instructions. HedgeServ shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund to the contrary. HedgeServ may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund. The Fund shall give timely Proper Instructions to HedgeServ in regard to matters affecting its duties under this Agreement.

10. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of one (1) year (the “Initial Term”) and thereafter will be automatically extended for six month terms (each a “Renewal Term”), provided however, that either party may terminate pursuant to Section 11 below.

11. Termination.

(a) This Agreement shall terminate in respect of the Fund as follows:

(i) Upon at least ninety (90) days’ written notice from one Party to the other Party; provided, however, that:

(A) the Fund may terminate this Agreement if HedgeServ (1) commits any material breach of its obligations under this Agreement and shall fail, within 15 days of receipt of notice served by the Fund requiring it to do so, to cure such breach; or (2) goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of HedgeServ; or

(B) HedgeServ may terminate this Agreement upon at least ninety (90) days’ prior written notice if the Fund commits any material breach of the License Agreement or any other material breach of its obligations under this Agreement and shall fail to cure such breach within such fifteen (15) day period; or

(ii) Immediately upon dissolution of the Fund.

(b) In the event of a termination of this Agreement, HedgeServ agrees to (i) use reasonable efforts to assist the Fund and any successor administrator(s) appointed by the Fund in connection with the related transition to the new administrator(s), (ii) return to the Fund any Confidential Information of the Fund and (iii) to provide a certification within sixty days of the date of termination of this Agreement that all records created by HedgeServ pursuant to its obligations under this Agreement are accurate and complete.

12. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the party against whom enforcement is sought.

13. Assignment. This Agreement shall bind, benefit and be enforceable by and against HedgeServ and the Fund and, to the extent permitted hereby, their respective successors and assigns. Neither Party shall assign this Agreement nor any of its rights hereunder without the other Party’s prior written consent.

14. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Parties. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by either Party to assert its or his rights hereunder on any occasion or series of occasions.

15. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing in the English language and shall be delivered by courier service, postage,

prepaid mail, facsimile, email, or other similar means and shall be effective upon actual receipt by the Party to which such notice shall be directed, addressed as follows (or to such address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to HedgeServ Limited:

75 St Stephens Green

2nd Floor

Dublin 2

Ireland

Phone #: 011 353 1 234 1000

Fax#: 011 353 1 234 1099

Email: mbrosnan@hedgeserv.com

Attn.: Michael Brosnan

If to the Fund:

c/o Aetos Alternatives Management, LLC

875 Third Avenue

New York, NY 10022

Phone #: 212-201-2500

Fax #: 212-201-2525

Email: rconway@aetoscapital.com

Attn.: Chief Compliance Officer

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Consent to Jurisdiction. The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the courts of the State of New York. Accordingly, the Parties consent and submit to the jurisdiction of such courts. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in such courts.

18. Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

19. Non-Solicitation.

(a) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, the Fund and the Investment Manager shall not, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by the Fund or the Investment Manager to be in the employment of HedgeServ and/or its affiliates.

(b) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, HedgeServ shall not, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by HedgeServ to be in the employment of the Fund, the Investment Manager and/or their affiliates.

(c) HedgeServ, on the one part, and the Fund and the Investment Manager on the other part, each acknowledge and agree that due to the uniqueness of the services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. HedgeServ, on the one part, and the Fund and the Investment Manager on the other part, expressly acknowledge the importance to each of them of the covenants set forth in this Section 19, and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto. The Investment Manager is an intended third party beneficiary of this Section 19.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21. Headings; Use of Terms. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof. Use of the term “including” in this Agreement means “including without limitation.” References to “Agreement” herein include the Exhibits hereto.

22. No Partnership or Joint Venture between the Parties. Nothing contained herein shall be construed as to constitute a partnership or joint venture between the Parties or authorize either Party to represent the other or to contract any liability whatsoever on behalf of the other Party.

23. No Third Party Beneficiaries. Except as stated herein, this Agreement is not intended to benefit, and shall not convey any rights to persons other than the Parties.

24. Severability. Each of the provisions of this Agreement is separate and severable and enforceable accordingly, and if at any time a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such determination shall not affect the validity, legality or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

By:	[Fund Name]

By:
	Name:	Michael Klein
	Title:	President

By:	HedgeServ Limited

By:
Michael Brosnan
Management Committee Member

Exhibit A

I.	Fund Accounting

a)	Process details of all buys, sells, transfers and exchanges of underlying fund investments that have been communicated to HedgeServ

b)	Price portfolio in accordance with the Fund’s offering memorandum

c)	Provide dealing date reconciliation of cash to bank/custodian statements

d)	Provide dealing date reconciliation of trade activity, positions and market value to the Administrators and Investment Managers of the underlying portfolio funds

e)	Provide fund reporting including holdings and P&L on each dealing date

f)	Provide dealing date estimated NAV and RORs

g)	Calculate dealing date final NAV and RORs

h)	Calculate management and incentive fees / allocations

i)	Monitor and accrue for all third party fees including administration fees

j)	Calculate new-issue “carve-out”, if applicable

k)	Prepare dealing date balance sheets and income statements

l)	Prepare dealing date final economic distributions, by investor

m)	Prepare annual and semi-annual financial statements in accordance with U.S. generally accepted accounting principles and file Forms N-SAR and N-CSR with the U.S. Securities and Exchange Commission (“SEC”). HedgeServ may utilize a Subcontractor to perform this service

n)	Prepare and file with the SEC Form N-Q. HedgeServ may utilize a Subcontractor to perform this service

o)	Provide a management representation letter with respect to HedgeServ’s disclosure controls and procedures in connection with the preparation of financial statements and the filing of Forms N-SAR and N-CSR and in accordance with Section 302 of the Sarbanes-Oxley Act of 2002, in a form to be agreed upon between HedgeServ and the Fund

p)	Maintain accounting books and records for the Fund

q)	Provide support for the annual audits of the Fund

II.	Tax Services

a)	Calculate M-1 adjustments

b)	Allocate P&L to each member based on aggregate methodology

c)	Track investors’ tax basis

d)	Provide tax estimates quarterly, if required

e)	Provide support for the preparation of the 1042s tax filing based on information provided by the underlying funds

III.	Investor Services

a)	Coordinate the opening and maintenance of the Fund’s bank accounts

b)	Process Fund subscriptions, ensuring appropriate documentation has been provided to satisfy anti-money laundering regulations, as applicable

c)	Review subscription agreements for completeness including investor eligibility, new issue status, and ERISA status and follow up with the investor or the Fund to obtain completed subscription agreements

d)	Process redemptions, transfers and exchanges in accordance with the Fund’s organizational documents

e)	Issue contract notes to investors confirming their transaction details

f)	Provide capital activity reports detailing subscriptions, redemptions, transfers, and exchanges into and out of the Fund

g)	Reconcile Fund bank accounts on a daily basis

h)	Process cash movements to custodians, prime brokers and investors as directed by the Fund

i)	Arrange for third party expense payments to be made, as directed

j)	Maintain member and shareholder registers for the Fund

k)	Record details of beneficial ownership of investments, as such information is provided, and report accordingly

l)	Prepare and distribute investor statements to investors in the Fund

m)	Monitor ERISA percentages as directed by the Fund and based on information provided on subscription agreements

n)	Mail K-1s and annual and semi-annual financial statements to investors

o)	Communicate with investors, as directed

p)	Maintain details of distributors of the Fund, if applicable, and provide investment details by distributor group

q)	Monitor authorized share capital of the Fund

r)	Take any other reasonable actions necessary for the administration of the Fund

IV.	Anti-Money Laundering Services

a)	Verify the identity of any investor seeking to open an account with the Fund in accordance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism financing activities (“Regulations”)

b)	Maintain records of the information used to verify the investor’s identity

c)	Determine whether the investor appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency; in accordance with the Regulations

d)	Submit all financial transactions against the Office of Foreign Asset Control (“OFAC”) database and Financial Crimes and Enforcement Network’s (“FinCEN”) 314(a) List or any successor list as may be required from time to time

e)	Provide the Fund with documents/information necessary to respond to requests under the USA PATRIOT Act Sec. 314 (a) within required time frames

f)	Place holds on transactions in member accounts or freeze assets in investor accounts as required by the Regulations

g)

Maintain all records or other documentation related to investor accounts and transactions therein that are required to be prepared and maintained pursuant HedgeServ’s internal AML program and the Regulations, and make the same available for inspection by (i) the Fund’s chief compliance officer, (ii) any auditor of the Fund’s AML program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities pursuant to an order to produce such information, and otherwise make said records or other documents available at the direction of the Fund’s chief compliance officer.

V.	Compliance Services

a)	Provide such information as requested by the Fund’s Board of Managers (the “Board”) or chief compliance officer to enable the Board to evaluate HedgeServ’s compliance policies and procedures in compliance with Rule 38a-1 under the Investment Company Act of 1940

b)	Coordinate as necessary the registration or qualification of Fund Interests with appropriate state securities authorities. HedgeServ may utilize a Subcontractor to perform this service

VI.	Other

a)	Assist and coordinate work flows and processes of the Fund’s custodian.

Exhibit B

Service Fees

The Service Fees shall comprise of the following fees:

Asset-Based Fee

The Fund shall pay an annual Administrative Services Fee, which will be billed directly to the Fund, calculated and payable in advance in basis points per annum of the Fund’s total prior month-end Net Assets plus current month subscriptions less prior month-end redemptions as follows:

Month End Net Assets	Basis Points Per Annum
First $250 million	12
Next $250 million	10
Next $250 million	7
Thereafter	6

less $70,000.

For purposes of calculating the Administrative Services Fee, the assets of the Fund will be combined with the assets of the other Delaware limited liability companies advised by Investment Manager for which HedgeServ provides administration services (the “Aetos Funds”) to arrive at an aggregate Administrative Services Fee payable by the Fund and the Aetos Funds. This aggregate Administrative Services Fee will then be allocated pro rata across the Fund and the Aetos Funds based on net assets.

During the transition period, which transition period will be agreed upon by the Fund and HedgeServ, the Fund will pay a monthly transition fee equal to 50% of the percentages specified above.

Software License Fee

The above Administrative Services Fee is inclusive of the software license fee for the Fund as well as the technology hardware charge.

Expenses

There will be market data license fees for any additional market data that will be required for HedgeServ to provide its services. These market data license fees will be paid by the Fund

Any out-of-pocket costs incurred by HedgeServ (i.e. printer costs relating to SEC filings, travel, market data, phone, postage, faxes, copying, etc.) will be billed separately to the Fund.

Exhibit C

SOFTWARE LICENSE AGREEMENT

This License Agreement made as of the 30th day of July 2010, effective as of September 1, 2010 (the “Effective Date”) is entered into by and between HedgeServ Limited, a Limited Company incorporated in the Republic of Ireland (“HedgeServ”), and [the Fund] (the “Fund” or “Licensee”) as an addendum to the Administrative Services Agreement, dated as of the date hereof, between HedgeServ and the Fund (the “Administrative Services Agreement”). The Licensee on the one hand, and HedgeServ on the other hand, are each referred to as a “Party”, and together as the “Parties”.

Licensee’s location:

875 Third Avenue

New York, NY 10022

2180 Sand Hill Road Suite 410

Menlo Park, CA 94025

1.	LIMITED LICENSE

1.1	Grant. HedgeServ grants to the Licensee a personal, non-transferable (except as provided herein), non-exclusive, limited-scope license to use, only in accordance with this License Agreement, the Software and Documentation, for as long as this License Agreement is in effect.

1.2	Third Party Beneficiary. HedgeServ’s licensor, SunGard Systems International Inc., d/b/a SunGard Front Arena (“SUNGARD”), and SUNGARD’s successors and assigns shall be direct and intended third party beneficiaries of this License Agreement with respect to the FRONT ARENA Software and shall be entitled to enforce it directly against the Licensee. HedgeServ is party to an agreement with SUNGARD (the “Master License”), which provides to HedgeServ the right to enter into this License Agreement.

1.3

Scope. Without limiting the generality of the foregoing, the Licensee may use the Software solely for its internal data processing and computing needs, and solely in machine executable object code form. The Licensee may use the Software and Documentation only in the ordinary course of their business operations and for its own business purpose in relation to the Administrative Services Agreement. The Licensee shall use the Software only in accordance with the Documentation. The Software may be installed by or for the Licensee only at the Licensee’s location(s) listed at the top of this License Agreement (“Designated Location(s)”) provided that the Licensee may change the Designated Location(s) to another location of the Licensee by giving prompt written notice thereof to HedgeServ, provided that a change of a Designated Location to another country shall require HedgeServ’s prior written consent. Subject to Export Laws, the Licensee may access the Software from any location provided that access is via the secured network of the Licensee. Access to and use of the Software by the Licensee shall be limited to the Licensee and employees of the Licensee’s investment advisor, Aetos Alternatives Management, LLC (the “Users” )

2.	DELIVERY; IMPLEMENTATION AND SUPPORT SERVICES

2.1	Delivery. HedgeServ shall deliver to the Licensee, or provide the Licensee with access to, the Software and Documentation. The date of such delivery or grant of access shall be referred to as the “Delivery/Access Date.” HedgeServ and the Licensee shall mutually agree upon the scope of the installation, training and other implementation services to be provided to the Licensee by or on behalf of HedgeServ.

2.2	Ongoing Support Services. HedgeServ shall provide the following ongoing support services to the Licensee:

2.2.1	HedgeServ shall provide to the Licensee, during HedgeServ’s normal business hours, telephone or email assistance regarding the Licensee’s proper and authorized use of the Latest Release.

2.2.2	HedgeServ shall provide to the Licensee, during HedgeServ’s normal business hours, commercially reasonable efforts in investigating and solving failures of the Latest Release to conform to the Documentation (“Error”) that arise in connection with the Licensee’s proper and authorized use of the Latest Release. The Licensee shall provide to HedgeServ reasonably detailed documentation and explanation, together with underlying data, to substantiate any such Errors and to assist HedgeServ in its efforts to investigate, diagnose and correct the Error. These support services shall be provided by or on behalf of HedgeServ at the Designated Location(s) if and when HedgeServ and the Licensee agree that on-site services are necessary to diagnose or resolve the Error.

2.2.3	HedgeServ shall provide to the Licensee at no additional charge periodic updates, upgrades, revisions or new versions of the Software. All such updates, upgrades, revisions and new versions shall be furnished by means of new releases of the Software and shall be accompanied by available updates to the Documentation whenever HedgeServ determines, in its sole discretion, that such updates are necessary.

3.	THE LICENSEE’S OBLIGATIONS

3.1

Data Security; Data Back-up. If the Software or data maintained by the Software is accessible through the Internet or other networked environment, the Licensee shall maintain, in connection with the operation of the Software, adequate technical and procedural access controls and system security requirements and devices, necessary for data privacy, confidentiality, integrity, authorization, and virus detection and eradication, and disclaim any liability or responsibility of HedgeServ or SUNGARD with respect to such end-users. The Licensee expressly acknowledges that it shall be the Licensee’s responsibility to maintain secure and complete back-up copies of data that the Licensee processes using the Software, which data will be backed-up by the Licensee on not less than a daily basis and which will be readily available on machines controlled by the Licensee to facilitate the prompt restoration of such data in the event of any loss of or damage to it.

4.	WARRANTIES AND LIMITATIONS

4.1	Performance. HedgeServ warrants to the Licensee that for a period of ninety (90) days from the Access/Delivery Date, the Software, in the form delivered to the Licensee by HedgeServ and when properly used for the purpose and in the manner specifically authorized by this License Agreement, will perform as described in the Documentation in all material respects. HedgeServ’s sole obligation under this warranty is to use commercially reasonable efforts to provide programming fixes for such material Errors in the Software in accordance with its obligations under Section 2.2, as reported by the Licensee.

4.2	Right to License; No Infringement. HedgeServ warrants to the Licensee that it has the full legal right to grant to the Licensee the license granted under this License Agreement, and that the Software, as and when delivered to the Fund by HedgeServ and when properly used for the purpose and in the manner specifically authorized by this License Agreement, does not infringe upon (i) any valid United States patent issued as of the effective date of the Master License, (ii) any copyright of any country that is a member of the Berne Convention on the Effective Date or (iii) any trade secret or other proprietary right of any third party. HedgeServ or SUNGARD shall procure the defense of the Licensee with respect to any claim brought by, and indemnify the Licensee against any damages awarded to, a third party to the extent attributable to a violation of the foregoing warranty. HedgeServ shall have no obligation under this Section 4.2 unless the Licensee promptly gives written notice to HedgeServ after any applicable infringement claim is initiated against the Licensee and allows SUNGARD and HedgeServ to have sole control of the defense or settlement of the claim. The remedies provided in this Section 4.2 are the sole remedies for a breach of the warranty contained in this Section 4.2. If any applicable infringement claim is initiated, or in SUNGARD’s or HedgeServ’s sole opinion is likely to be initiated, then SUNGARD and HedgeServ shall have the option, at their expense, to:

4.2.1	modify or replace all or the infringing part of the Software so that it is no longer infringing, provided that the Software functionality does not change in any material adverse respect; or

4.2.2	procure for the Licensee the right to continue using the infringing part of the Software; or

4.2.3	remove all or the infringing part of the Software, in which case this License Agreement shall terminate with respect to the Software or part thereof removed.

4.3

Exclusion for Unauthorized Actions. Neither HedgeServ nor SUNGARD shall have any liability under any provision of this License Agreement with respect to any performance problem, claim of infringement or other matter to the extent attributable to any unauthorized or improper use or modification of the Software, any unauthorized combination of the Software with other software (other than software included in the Specified Configuration), any use of any version of the Software other than the Latest Release or any breach of this License Agreement by the Licensee.

4.4	Force Majeure. HedgeServ shall in no event be liable for, nor shall it be considered in breach of this License Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services or of performing its obligations hereunder or any damages to the Licensee resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, change in any law or regulation or other governmental action, communications disruption (including the Internet or other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, which was not within Hedgserv’s reasonable control.

4.5	Disclaimer and Exclusions. EXCEPT AS EXPRESSLY SPECIFIED IN THIS SECTION 4, THE SOFTWARE, DOCUMENTATION, AND ANY SERVICES PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND THE EXPRESS TERMS OF THIS AGREEMENT ARE IN SUBSTITUTION FOR ALL OTHER WARRANTIES, RIGHTS, OBLIGATIONS, REPRESENTATIONS, LIABILITIES, TERMS OR CONDITIONS (WHETHER THEY ARE ORAL, WRITTEN, EXPRESS OR IMPLIED OR ARISE IN CONTRACT, NEGLIGENCE, OTHER TORT OR OTHERWISE) REGARDING THE SOFTWARE, DOCUMENTATION OR SERVICES PROVIDED HEREUNDER (INCLUDING WITHOUT LIMITATION, ANY RELATING TO SATISFACTORY QUALITY, FITNESS FOR PURPOSE, CONFORMITY WITH DESCRIPTION OR SAMPLE, CARE AND SKILL OR COMPLIANCE WITH REPRESENTATIONS, BUT EXCLUDING ANY IMPLIED STATUTORY WARRANTIES, CONDITIONS OR OTHER TERMS RELATING TO TITLE). NEITHER HEDGESERV NOR SUNGARD MAKES ANY REPRESENTATIONS OR WARRANTIES, NOR SHALL HEDGESERV OR SUNGARD HAVE ANY LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES. HEDGESERV AND SUNGARD SHALL NOT BE RESPONSIBLE FOR ANY APPLICATION OF RESULTS OBTAINED FROM THE USE OF SOFTWARE OR FOR UNINTENDED OR UNFORESEEN RESULTS OBTAINED IN THE USE OF THE SOFTWARE.

4.6	Limitations.

4.6.1	THE LICENSEE AGREES THAT THE TOTAL LIABILITY OF HEDGESERV, ITS OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS AND AFFILIATES (COLLECTIVELY, THE “HEDGESERV GROUP”) UNDER THIS LICENSE AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED THE TOTAL OF THE MOST RECENT TWELVE MONTHS OF SOFTWARE LICENSE FEES ACTUALLY PAID BY THE LICENSEE TO HEDGESERV (AT THE TIME OF THE EVENT GIVING RISE TO THE CLAIM OCCURS) UNDER THE ADMINISTRATIVE SERVICES AGREEMENT AND THIS LICENSE AGREEMENT.

4.6.2	Consequential Damage Exclusion. UNDER NO CIRCUMSTANCES SHALL THE HEDGESERV GROUP OR ANY THIRD PARTY PROVIDERS BE

LIABLE TO THE LICENSEE OR ANY OTHER PERSON FOR LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT, OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF THE HEDGESERV GROUP AND/OR SUCH THIRD PARTY PROVIDERS HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. UNDER NO CIRCUMSTANCES WILL THE HEDGESERV GROUP OR THE THIRD-PARTY PROVIDERS BE LIABLE FOR FINES OR PENALTIES IMPOSED ON THE LICENSEE FOR TARDINESS, INACCURACY, OR FAILURE IN SUBMITTING REQUIRED INFORMATION BY ANY EXCHANGE, EXCHANGE CLEARING ASSOCIATION, OR OTHER REGULATORY AGENCY. UNDER NO CIRCUMSTANCES SHALL THE HEDGESERV GROUP, OR ANY THIRD PARTY PROVIDERS BE LIABLE FOR TRUTH, ACCURACY, SEQUENCE, TIMELINESS OR COMPLETENESS OF ANY INFORMATION (INCLUDING THIRD PARTY DATA AND SERVICES) PROVIDED BY OR PROCESSED BY THE SOFTWARE OR SUCH THIRD PARTY PROVIDERS, FOR ANY INCONVENIENCE CAUSED BY THE LOSS OF THE THIRD PARTY DATA AND SERVICES OR, EXCEPT FOR HEDGESERV’S OBLIGATIONS TO PROVIDE SUPPORT SERVICES HEREUNDER, FOR ERRORS, MISTAKES OR OMISSIONS THEREIN OR FOR ANY DELAYS OR INTERRUPTIONS IN THE OPERATION OF THE SOFTWARE FROM WHATEVER CAUSE.

4.6.3	THE LICENSEE EXPRESSLY ACKNOWLEDGES THAT IN NO EVENT SHALL SUNGARD HAVE ANY LIABILITY TO THE LICENSEE UNDER OR IN CONNECTION WITH THE SOFTWARE, DOCUMENTATION OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT.

4.6.4

IN ADDITION, AND WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, THE LICENSEE ACKNOWLEDGES THAT HEDGESERV HAS RECEIVED AND DURING THE TERM OF THIS AGREEMENT MAY RECEIVE FROM CERTAIN THIRD PARTIES, INCLUDING SUNGARD, LICENSES OR ACCESS TO CERTAIN INTELLECTUAL PROPERTY AND RELATED MATERIALS, INCLUDING BUT NOT LIMITED TO THE SOFTWARE AND DOCUMENTATION (AS THOSE TERMS ARE DEFINED IN THE LICENSE AGREEMENT), AND THE LICENSEE AGREES THAT (I) THE RIGHTS GRANTED TO THE LICENSEE BY HEDGESERV UNDER THIS AGREEMENT SHALL BE CONSTRUED AS BEING LIMITED TO THE RIGHTS WHICH HEDGESERV IS AUTHORIZED TO GRANT BY SUCH THIRD PARTIES, AND (II) THE LICENSEE MAY ONLY SEEK DAMAGES IN CONNECTION WITH SUCH INTELLECTUAL PROPERTY AND RELATED MATERIALS (INCLUDING, WITHOUT LIMITATION, SUCH SOFTWARE AND DOCUMENTATION) IF, AND TO THE EXTENT THAT, HEDGESERV IS ENTITLED TO RECOVER SUCH

DAMAGES FROM ITS THIRD-PARTY LICENSORS AND SUBJECT TO THE OTHER LIMITATIONS CONTAINED HEREIN.

4.7	Other Limitations. The warranties made by HedgeServ in this License Agreement, and the obligations of HedgeServ under this License Agreement, run only to the Users and not to their Affiliates, their customers or any other Persons. Under no circumstances shall any Affiliate or customer of the U or any other Person be considered a third party beneficiary of this License Agreement or otherwise entitled to any rights or remedies under this License Agreement, even if such Affiliates, customers or other Persons are provided access to the Software or data maintained in the Software via the Internet or other networked environment. The foregoing notwithstanding, the parties expressly acknowledge that, as provided under Section 1.2 hereof, SUNGARD is a third party beneficiary of this License Agreement and shall be entitled to directly enforce this License Agreement against the Licensee, including without limitation the provisions of Section 5 (Confidentiality, Ownership and Restrictive Covenants). The Licensee shall have no rights or remedies against HedgeServ or SUNGARD except as specified in this License Agreement. No action or claim of any type relating to this License Agreement may be brought or made by the Licensee more than one (1) year after any of the Licensee first obtains knowledge of the basis for the action or claim.

5.	CONFIDENTIALITY OWNERSHIP AND RESTRICTIVE COVENANTS

5.1	Disclosure Restrictions. All Confidential Information of one Party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. The Disclosing Party’s Confidential Information shall not be used or disclosed by the Receiving Party for any purpose except as necessary to implement or perform this License Agreement, or except as required by law, provided that the other Party is given, to the extent reasonably possible, a reasonable opportunity to obtain a protective order. The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this License Agreement with respect thereto. The Receiving Party shall be liable for any breach of this License Agreement with respect thereto by any of its employees, agents or any other Person who obtains access to or possession of any of the Disclosing Party’s Confidential Information from or through the Receiving Party.

5.2

SUNGARD’s Proprietary Items, Ownership Rights. The Proprietary Items (other than HedgeServ Enhancements) are trade secrets and proprietary property of SUNGARD, having great commercial value to SUNGARD. All Proprietary Items provided to the Licensee under this License Agreement are being provided on a strictly confidential and limited use basis, and the Licensee shall take all steps reasonably necessary to preserve the confidentiality of the Proprietary Items. The Licensee shall not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Proprietary Item to any Person, or permit any Person to have access to or possession of any Proprietary Item, except as reasonably necessary to implement or perform or exercise its rights under this License Agreement, or except as required by law, provided that with respect to access or possession required by law SUNGARD or HedgeServ, as applicable, is given, to the extent reasonably possible, a reasonable opportunity to obtain a protective order. The Licensee shall limit use of and access to Proprietary Items to Users only. Distributor shall advise all such Users, before they receive access to or possession of any Proprietary Item, of the confidential nature of the Proprietary Items and require them to abide by the terms of (or confidentiality obligations consistent with) this License Agreement. The Licensee shall be liable under this License Agreement for any breach of this License Agreement by any of their employees, agents, Users, or any other Person who obtains access to or possession of any Proprietary Item from or through the Licensee. Title to all Proprietary Items (other than HedgeServ Enhancements) and all related patent, copyright, trademark, trade secret, intellectual property and other ownership rights therein shall be and remain exclusively with SUNGARD, and all HedgeServ Enhancements and all related patent, copyright, trademark, trade secret, intellectual property and other ownership rights therein shall be and remain exclusively with HedgeServ, even with respect to such items (other than HedgeServ Enhancements) created by HedgeServ or SUNGARD specifically for or on behalf of the Licensee. This License Agreement is not an agreement of sale, and no title, patent, copyright, trademark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to the Licensee by virtue of this License Agreement. All copies of Proprietary Items in the Licensee’s possession shall remain the exclusive property of SUNGARD or HedgeServ, as applicable, and shall be deemed to be on loan to the Licensee during the term of this License Agreement.

5.3	Use Restrictions. Except as expressly permitted under this License Agreement or in writing by SUNGARD and HedgeServ, the Licensee shall not do, attempt to do, nor permit any other Person to, (a) use any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this License Agreement; (b) make or retain any copy of any Proprietary Item except as specifically authorized by this License Agreement; (c) create or recreate the source code for the Software, or re-engineer, reverse engineer, decompile or disassemble the Software; (d) modify, adapt, translate or create derivative works based upon the Software or Documentation, or any part thereof, or combine or merge any part of the Software or Documentation with or into any other software or documentation; (e) refer to or otherwise use any Proprietary Item as part of any effort either to (i) develop a program having any functional attributes, visual expressions or other features similar to those of the Software, or (ii) compete with HedgeServ or SUNGARD; (f) remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by the Licensee; (g) sell, market, license, sublicense, assign, distribute or otherwise transfer or grant to any Person (other than Users), including any outsourcer, vendor, consultant or partner, any right to use any Proprietary Item, whether on the Licensee’s behalf or otherwise; or (h) use the Software to conduct any type of service bureau or time-sharing operation.

5.4

Audit. From time to time, at HedgeServ’s or SUNGARD’s expense and by giving reasonable notice, HedgeServ and/or SUNGARD (or their representatives or agents) may enter the Licensee’s locations during normal business hours and audit information pertaining to the Licensee’s compliance with the terms of this License Agreement, including the terms of this Section 5 and to verify that only Users have access to and are using the Software. In conducting any such audit, the Licensee shall reasonably cooperate with HedgeServ and/or SUNGARD (or their representatives or agents) and HedgeServ and/or SUNGARD shall use all reasonable efforts not to disrupt the Licensee’s day to day operations.

5.5	Enforcement. Each Party shall promptly give written notice to the other of any actual or suspected breach by it of any of the provisions of this Section 5, whether or not intentional, and the breaching Party shall, at its expense, take all steps reasonably requested by the other Party and/or SUNGARD to prevent or remedy the breach. Each Party acknowledges that any breach of any of the provisions of this Section 5 will result in irreparable injury to the other Party and/or SUNGARD for which money damages could not adequately compensate. If there is a breach, then the non-breaching Party and/or SUNGARD will be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have a decree of specific performance or an injunction issued by any competent court, requiring the breach to be cured or enjoining all persons involved from continuing the breach. The existence of any claim or cause of action which the breaching Party may have against the non-breaching Party and/or SUNGARD will not constitute a defense or bar to the enforcement of any of the provisions of this Section 5.

6.	TERMINATION

6.1	Term of License Agreement. The term of Section 10 and the termination provisions of Section 11 of the Administrative Services Agreement shall apply equally to this License Agreement, mutatis mutandis. Unless this License Agreement earlier expires or terminates, upon expiration or termination of the Master License, this License Agreement will expire as of expiration of the then-current Initial Term or Renewal Term. For clarity, (i) expiration of the Administrative Services Agreement will result in termination of this License Agreement, and (ii) except as may be otherwise expressly set forth in the Administration Services Agreement, expiration or termination of this License Agreement will not result in termination of the Administrative Services Agreement.

6.2	Effect of Termination of the License Agreement. Upon a termination of this License Agreement, the Licensee shall discontinue all use of the Software and Documentation, the Licensee shall promptly return to HedgeServ all copies of the Software, the Documentation and any other Proprietary Items then in the Licensee’s possession, and the Licensee shall give written notice to HedgeServ or, if requested, to SUNGARD certifying that all copies of the Software have been permanently deleted from its computers. The provisions of Sections 1.2, 4 (excluding 4.1 and 4.2), 5.1, 5.2, this Section 6.2, and Section 7 shall survive any termination of this License Agreement.

7.	OTHER PROVISIONS

7.1

Notice. The terms of Section 15 of the Administrative Services Agreement shall apply to this License Agreement, mutatis mutundis. In the case of (a) any notice by a Party alleging a breach of this License Agreement by the other Party or (b) a termination of this License Agreement by either Party, HedgeServ shall also send a copy of such notice to SunGard

Systems International Inc., d/b/a SunGard FRONT ARENA, Suite 1010, 601 Walnut Street, Philadelphia PA 10106, United States of America – attention Contract Administration.

7.2	Defined Terms. As used in this License Agreement, the following terms have the following meanings:

7.2.1	“Affiliate” means, with respect to a specified person, any person which directly or indirectly controls, is controlled by, or is under common control with the specified person as of the date of this License Agreement, for as long as such relationship remains in effect.

7.2.2	“Confidential Information” means all business information disclosed by one Party to the other in connection with this License Agreement unless it (a) is or later becomes publicly available through no fault of the other Party or (b) was or later is independently developed by the other Party without any breach of this License Agreement or (c) obtained by the other Party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information of the Licensee shall include the Licensee’s data and the details of the Licensee’s computer operations and, Confidential Information of HedgeServ shall include the Proprietary Items. Confidential Information of both parties shall include the terms of this License Agreement, but not the fact that this License Agreement has been signed, the identity of the Parties hereto or the identity of the products licensed hereunder.

7.2.3	“Documentation” means the standard available documentation for the Software, and any updates, upgrades, revisions or new versions thereof, including, user manuals, reference manuals, training manuals, installation manuals and any derivatives of the foregoing, supplied to the Licensee by HedgeServ from time to time.

7.2.4	“Export Laws” means all laws, regulations, ordinances, directives and executive orders of any Applicable Jurisdiction relating to the control of imports and exports of commodities and technical data, use or remote use of software and related property, or registration of this License Agreement, including the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative. “Applicable Jurisdiction” means the U.S., the Republic of Ireland and any other jurisdiction where any Proprietary Items will be located or from where any Proprietary Items will be accessed under this License Agreement.

7.2.5	“HedgeServ Enhancements” means the customizations, modifications and enhancements to the FRONT ARENA Software using SUNGARD’s extension tools and/or application programming interfaces and supplied by HedgeServ to the Licensee.

7.2.6	“including” means including but not limited to.

7.2.7	“Latest Release” means the latest release of the Software that HedgeServ makes generally available to its customer base or a version or release of the Software that was provided by HedgeServ to the Licensee within the previous twelve (12) months.

7.2.8	“person” or “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other entity of any nature.

7.2.9	“Proprietary Items” means, collectively, the Software and Documentation, the object code and the source code for the Software, the visual expressions, screen formats, report formats and other design features of the Software, all ideas, methods, algorithms, formulae and concepts used in developing and/or incorporated into the Software or Documentation, all future modifications, revisions, updates, releases, refinements, improvements and enhancements of the Software or Documentation, all derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing and all copies of the foregoing.

7.2.10	“Software” means SUNGARD’s or its Affiliates’ FRONT ARENA software programs (and integrated modules), and any updates, upgrades, revisions or new versions thereof (the “FRONT ARENA Software”), and HedgeServ Enhancements, in each case as may be supplied by HedgeServ to the Licensee from time to time.

7.3	Parties in Interest. This License Agreement shall bind, benefit and be enforceable by and against HedgeServ and the Licensee and, to the extent permitted hereby, their respective successors and assigns. Neither Party (including any individual Fund or the Investment Manager) shall assign this License Agreement or any of its rights hereunder without the other Party’s prior written consent which consent shall not be required in the case of an assignment to a purchaser of or successor to substantially all of such Party’s business, or to an Affiliate of such Party provided that the scope of the license granted hereunder does not change and assignor guarantees the obligations of such Affiliate assignee. For the purposes of this Section 7.3, any change in control of the Fund or the Investment Manager and any assignment by the Fund or the Investment Manager by merger or otherwise by operation of law, shall be deemed to constitute a permitted assignment of this License Agreement.

7.4	Export Laws and Use Outside of the United States. The Licensee shall comply with the Export Laws. Without limiting the foregoing, the Licensee shall not export or re-export directly or indirectly (including via remote access) any part of the Software or Confidential Information to any Applicable Jurisdiction to which a license is required under the Export Laws without first obtaining a license.

7.5	Relationship. Nothing contained herein shall be construed as to constitute a partnership or joint venture between the Parties or authorize either Party to represent the other or to contract any liability whatsoever on behalf of the other Party.

7.6	Entire Understanding. This License Agreement and the Administrative Services Agreement (and their attached exhibits and schedules) states the entire understanding between the Parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations and other written or oral communications between the Parties with respect to the subject matter of this License Agreement. The Parties acknowledge and agree that this License Agreement is subject to the Master License, and that in the event of any conflict between this License Agreement and the Master License, the Master License shall prevail.

7.7	Modification and Waiver. This License Agreement shall not be amended except by a writing signed by the Parties. No waiver of any provision of this License Agreement shall be implied from any course of dealing between the Parties or from any failure by either Party to assert its rights hereunder on any occasion or series of occasions.

7.8	Severability. Each of the provisions of this License Agreement is separate and severable and enforceable accordingly, and if at any time a court of competent jurisdiction determines that any provision of this License Agreement is invalid or unenforceable, such determination shall not affect the validity, legality or enforceability of the other provisions of this License Agreement.

7.9	Headings. Section headings are for convenience of reference only and shall not affect the interpretation of this License Agreement.

7.10	Counterparts. This License Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.11	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.12	Consent to Jurisdiction. The Parties agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this License Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the courts of the State of New York. Accordingly, the Parties consent and submit to the jurisdiction of such courts. The Parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this License Agreement shall be brought by such Party exclusively in such courts.

By the signatures of their duly authorized representatives below, HedgeServ and the Licensee, intending to be legally bound, agree to all of the provisions of this License Agreement

[The Fund]

Signature:

Print Name:	Michael Klein

Print Title:	President

Date Signed:	August 4, 2010

HedgeServ Limited

Signature:

Print Name:

Print Title:

Date Signed: